Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
(202) 295-4500
WWW.SFTTLAW.COM

June 12, 2020

Great Southern Bancorp, Inc.

1451 E. Battlefield

Springfield, Missouri 65804

Ladies and Gentlemen:

We have acted as special counsel to Great Southern Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $75,000,000 aggregate principal amount of the Company’s 5.50% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030 (the “Securities”). The Securities are being issued pursuant to a Subordinated Debt Indenture, dated as of June 12, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of June 12, 2020, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and sold pursuant to an underwriting agreement, dated as of June 10, 2020 (the “Underwriting Agreement”), by and between the Company and Piper Sandler & Co. and Keefe, Bruyette & Woods, Inc., for themselves and as representatives of the other underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”). The Securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”), which became effective on April 15, 2020 (File No. 333-237548) (the “Registration Statement”), including a base prospectus dated April 15, 2020 (the “Base Prospectus”) and a prospectus supplement relating to the Securities dated June 10, 2020 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Indenture, the global note evidencing the Securities, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Great Southern Bancorp, Inc.

June 12, 2020

Our opinion set forth herein as to the validity, binding effect and enforceability of the Securities is specifically qualified to the extent that the legal validity, binding effect or enforceability of any obligations of the Company under the Securities or the Indenture, or the availability or enforceability of any remedies provided therein or by law may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) implied covenants of good faith and fair dealing.

We express no opinion (a) as to any provision or accumulation of provisions that may be deemed to be unconscionable or against public policy; (b) as to provisions which purport to establish evidentiary standards; (c) as to provisions relating to venue, governing law, disclaimers or liability limitations with respect to third parties; (d) as to any anti-trust or state securities laws; (e) as to provisions regarding indemnification, contribution, waiver of the right to jury trial or waiver of objections to jurisdiction; (f) as to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (g) as to severability provisions; or (h) as to provisions which purport or would operate to render ineffective any waiver or modification not in writing.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when duly authenticated by the Trustee and issued and delivered in the manner provided in the Indenture against payment of the consideration therefor in accordance with the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland and, to the extent applicable to the Indenture, the contract laws of the State of New York, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about June 12, 2020, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP